                            ASSET PURCHASE AGREEMENT


                                      among


                       PEGASUS COMMUNICATIONS CORPORATION


                                       and


                              HORIZON TELCOM, INC.

                             HORIZON INFOTECH, INC.

                          CHILLICOTHE TELEPHONE COMPANY






                        --------------------------------

                          Dated as of October 23, 1996

                        --------------------------------

                                Table of Contents

ARTICLE I    DEFINITIONS......................................................2
             1.1     Certain Definitions......................................2
             1.2     Other Definitions.......................................10

ARTICLE II   BASIC TRANSACTION...............................................12
             2.1     Sale of Assets.  .......................................12
             2.2     Purchase Price..........................................12
             2.3     Escrow Arrangements.....................................12
             2.4     Current Liabilities Adjustment..........................12
             2.5     Operating Adjustment....................................14
             2.6     Subscriber Adjustment...................................16
             2.7     Liabilities.............................................16
             2.8     Closing.................................................17
             2.9     Transactions at Closing.................................17

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLING GROUP.................18
             3.1     Organization and Qualification..........................18
             3.2     Authority and Validity..................................18
             3.3     No Breach or Violation..................................19
             3.4     Consents and Approvals..................................20
             3.5     Title to Assets.........................................20
             3.6     Intellectual Property...................................20
             3.7     Compliance with Legal Requirements......................21
             3.8     Financial Information...................................21
             3.9     Events Subsequent to 1995...............................22
             3.10    Undisclosed Liabilities.................................23
             3.11    Legal Proceedings.......................................23
             3.12    Taxes Relating to the Business..........................24
             3.13    Employees...............................................24
             3.14    Contracts...............................................25
             3.15    Books and Records; Accounts Receivable..................27
             3.16    Outstanding Rights......................................28
             3.17    Insurance...............................................28
             3.18    Disclosure..............................................29
             3.19    Brokers or Finders......................................30
             3.20    Certain Payments........................................30
             3.21    Subscribers.............................................30
             3.22    Favorable Business Relationships........................31
             3.23    Commission Program......................................31

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................31
             4.1     Organization and Qualification..........................31
             4.2     Authority and Validity..................................31
             4.3     No Breach or Violation..................................32
             4.4     Consents and Approvals..................................33
             4.5     Legal Proceedings.......................................33
             4.6     Finders and Brokers.....................................33

ARTICLE V    PRE-CLOSING COVENANTS OF SELLING GROUP..........................34
             5.1     Additional Information..................................34
             5.2     Exclusivity.............................................34
             5.3     Continuity and Maintenance of Operations................35
             5.4     Consents and Approvals..................................36
             5.5     Securities Filings......................................37
             5.6     Collateral Agreements...................................38
             5.7     Notification of Certain Matters.........................38

ARTICLE VI   PRE-CLOSING COVENANTS OF PURCHASER..............................39
             6.1     Consents and Approval...................................39
             6.2     Collateral Agreements...................................39

ARTICLE VII  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER................40
             7.1     Accuracy of Representations.............................40
             7.2     Covenants...............................................40
             7.3     Consents................................................40
             7.4     Delivery of Documents...................................41
             7.5     No Material Adverse Change..............................42
             7.6     No Litigation...........................................42
             7.7     Minimum Subscribers.....................................43
             7.8     Transition Arrangements.................................43
             7.9     NRTC Compliance Certificate.............................43

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLING GROUP............43
             8.1     Accuracy of Representations.............................43
             8.2     Covenants...............................................44
             8.3     Consents................................................44
             8.4     Delivery of Documents...................................45
             8.5     Litigation..............................................45

ARTICLE IX   POST-CLOSING COVENANTS..........................................46
             9.1     Transition..............................................46
             9.2     Transfer Taxes and Fees.................................46
             9.3     1996 NRTC Patronage.....................................46
             9.4     Financial Statements....................................46

ARTICLE X    TERMINATION.....................................................47
             10.1    Events of Termination...................................47
             10.2    Liabilities in Event of Termination.....................48
             10.3    Procedure Upon Termination..............................48

ARTICLE XI   REMEDIES FOR BREACH OF THIS AGREEMENT...........................48
             11.1    Survival of Representations and Warranties..............48
             11.2    Indemnification Provisions for Benefit of Purchaser.....49
             11.3    Indemnification Provisions for Benefit of Selling
                      Group..................................................51
             11.4    Matters Involving Third Parties.........................52
             11.5    Determination of Adverse Consequences...................54

ARTICLE XII  MISCELLANEOUS...................................................54
             12.1    Parties Obligated and Benefited.........................54
             12.2    Notices.................................................54
             12.3    Attorneys' Fees.........................................55
             12.4    Waiver..................................................56
             12.5    Headings................................................56
             12.6    Choice of Law...........................................56
             12.7    Rights Cumulative.......................................56
             12.8    Further Actions.........................................56
             12.9    Time of the Essence.....................................56
             12.10   Late Payments...........................................57
             12.11   Counterparts............................................57
             12.12   Entire Agreement........................................57
             12.13   Amendments and Waivers..................................57
             12.14   Construction............................................57
             12.15   Expenses................................................58



                                    Exhibits


Exhibit 1                     Service Areas

Exhibit 2                     Escrow Agreement

Exhibit 3                     Noncompetition Agreement

                            ASSET PURCHASE AGREEMENT



         This ASSET PURCHASE AGREEMENT ("Agreement") is made as of the 23rd day of October, 1996, by and among PEGASUS COMMUNICATIONS CORPORATION ("Purchaser"), a Delaware corporation, HORIZON TELCOM, INC. ("Parent"), an Ohio corporation, HORIZON INFOTECH, INC. ("Horizon"), an Ohio Corporation, and CHILLICOTHE TELEPHONE COMPANY ("Chillicothe"), an Ohio corporation. "Seller" has the meaning assigned to it in Section 1.1. Parent, Horizon and Chillicothe are collectively referred to herein as the "Selling Group." Purchaser and the Selling Group are collectively referred to herein as the "Parties."


                                    RECITALS:

         WHEREAS, Seller is a party to that certain NRTC Distribution Agreement (as defined below) with the National Rural Telecommunications Cooperative ("NRTC"), pursuant to which NRTC has granted to Seller the right to distribute DIRECTV(R) ("DIRECTV") programming offered by DIRECTV, Inc. ("DIRECTV") in the zipcode areas of Ohio identified in Exhibit 1 ("Service Areas") currently comprising approximately 155,683 primary residences (including 29,899 homes not presently passed by cable);
         WHEREAS, Purchaser is a diversified media and communications holding company which, through an indirect subsidiary, provides DIRECTV services in areas of Connecticut, Massachusetts, Michigan, New Hampshire, New York and Texas;
         WHEREAS, Purchaser desires to purchase the Assets (as hereinafter defined) from Seller, and Seller desires to sell the Assets to Purchaser, upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Certain Definitions. The following terms shall, when used in this Agreement, have the following meanings:
                  "Accountant" means Coopers & Lybrand L.L.P.
                  "Accounts Receivable" mean the accounts receivable identified in the Books and Records.
                  "Adverse Consequences" mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, assessments, dues, penalties, fines, interest, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees (including court costs, settlement costs, legal, accounting, experts' and other fees, costs and expenses).
                  "Affiliate" means, with respect to any Person: (i) any Person directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; and (iv) any officer, director or partner of such other Person. "Control" for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.
                  "Applicable Rate" means a rate per annum equal to the corporate base rate of interest announced from time to time by Citibank in New York City, plus 3%.
                  "Assets" mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the Business and in which Seller has any right, title or interest or in which Seller acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the Books and Records of Seller, including the Contracts, Books and Records, Personal Property, Intangibles, Accounts Receivable, Intellectual Property, Inventory and NRTC Patronage Capital. Notwithstanding the foregoing, Assets shall not include items identified on
Schedule 1.1(a).
                  "Assumed Liabilities" mean:
                  (a) Seller obligations to Subscribers for: (i) Subscriber deposits held by Seller as of the Closing Date and which are refundable, in the amount for which Purchaser receives credit under Section 2.4(a); (ii) Subscriber deferred or prepaid income held by Seller as of the Closing Date for services to be rendered by the Business after the Closing Date, in the amount for which Purchaser receives credit under Section 2.4(a); (iii) the delivery of DIRECTV services to Subscribers of the Business after the Closing Date;
                  (b) obligations accruing and relating to periods after the Closing Date under the NRTC Distribution Agreement; and
                  (c) the Closing Current Liabilities, including items identified on Schedule 1.1(b).

         Notwithstanding anything in this Agreement to the contrary, the Assumed Liabilities shall not include: (i) any Liability of the Selling Group or its Affiliates for income, transfer, sales, use and other Taxes arising in connection with the consummation of the transactions contemplated hereby; (ii) any other Liability of the Selling Group for Taxes; (iii) any Liability of the Selling Group for costs and expenses incurred in connection with this Agreement, the Collateral Documents or the transactions contemplated hereby or thereby;
(iv) any obligation of the Selling Group under this Agreement or the Collateral Documents; (v) any Liability of the Selling Group for current or long-term obligations and Liabilities except as otherwise specifically provided in this Agreement; (vi) any Liability of the Selling Group to employees or independent contractors of the Selling Group whether under any contract, Employee Benefit Plan or otherwise; (vii) any Liability of the Selling Group relating to civil, criminal and/or administrative cases, proceedings, hearings or investigations, or awards of arbitration tribunals; (viii) any Liability of any company in the Selling Group to any Affiliate of any company in the Selling Group; or (ix) any other Liability of the Selling Group not specifically included in Assumed Liabilities pursuant to (a), (b) and (c) above.
                  "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.
                  "Books and Records" mean all books and records relating principally to the Business and all portions of or extracts from other Selling Group books and records, which portions or extracts relate principally to the Business, including purchase and sale order files, invoices, sales materials and records, customer lists, mailing lists, technical data and records, all correspondence with and documents pertaining to NRTC, DIRECTV, DSS Systems, subscribers, suppliers,

Governmental Authorities and other third parties, all records evidencing the accounts receivable and a schedule of accounts receivable aging and all other financial records.
                  "Business" means the DIRECTV distribution business conducted by Seller on the date of this Agreement and through the Closing Date pursuant to rights granted under the NRTC Distribution Agreement.
                  "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York are required or authorized to be closed.
                  "Closing Current Liabilities" mean Liabilities from the operations of the Business incurred in the Ordinary Course as of the Closing Date.
                  "Collateral Documents" mean the Noncompetition Agreement, Escrow Agreement and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder or thereunder.
                  "Committed Member Residence" has the meaning assigned to it in the NRTC Distribution Agreement.
                  "Confidentiality Agreement" means that certain Confidentiality Agreement dated May 24, 1996 between Purchaser and Daniels & Associates, L.P.
                  "DSS System" means the satellite receiving system for DIRECTV consisting of an eighteen inch satellite antenna dish, an integrated receiver decoder and a remote control.
                  "Employee Benefit Plan" means any: (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including
                                        5
any Multiemployer Plan); or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.
                  "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).
                  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(l).
                  "Encumbrance" means any mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including restrictive covenants, leases and licenses).
                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
                  "Escrow Agreement" means the form of escrow agreement attached hereto as Exhibit 2.
                  "Estimated Current Liabilities" mean Liabilities from the operations of the Business incurred in the Ordinary Course which are estimated as of the Closing Date and set forth on the Estimated Current Liabilities Schedule (which include items identified on Schedule 1.1(b) and exclude any Liabilities on account of Subscriber deposits and deferred or prepaid income).
                  "Estimated Current Liabilities Schedule" means the schedule of Estimated Current Liabilities attached hereto as Schedule 1.1(c).
                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
                  "GAAP" means United States generally accepted accounting principles as in effect from time to time.

                  "Government Authority" means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.
                  "HCG" means Hughes Communications Galaxy, Inc., an affiliate of DIRECTV.
                  "Intangibles" mean all accounts, notes and other receivables, claims, deposits, repayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, rights of recoupment and other intangible assets owned, used or held for use in the Business.
                  "Intellectual Property" means all of the following that are owned, used or held solely for use in the Business, except for the name "Horizon Infotech, Inc." and all derivations and combinations thereof and its associated logo: (i) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof (including the name SmarTView) and all applications, registrations and renewals in connection therewith; (ii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iii) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (iv) all computer software (including data and related documentation); (v) all other proprietary rights; and (vi) all copies and tangible embodiments thereof (in whatever form or medium).

                  "Inventory" means the DSS Systems and other equipment owned by Seller for sale, lease or rent to or use by Subscribers.
                  "Legal Requirement" means any statute, ordinance, law, rule, regulation, code, plan, injunction, judgment, order, decree, ruling, charge or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.
                  "Letter of Intent" means that certain Letter of Intent dated July 8, 1996 between Purchaser and Chillicothe, as extended.
                  "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
                  "Multiemployer Plan" has the meaning set forth in ERISA
Section 3(37).
                  "Noncompetition Agreement" means the form of noncompetition agreement attached hereto as Exhibit 3.
                  "NRTC Distribution Agreement" means any contract, commitment, agreement, instrument or other document pursuant to which NRTC and/or HCG and/or any of their Affiliates has granted the Selling Group rights relating to the marketing and distribution of DIRECTV, including that certain NRTC/Member Agreement for Marketing and Distribution of DBS Services between NRTC and Seller as amended and supplemented (Contract Number 415).
                  "NRTC Patronage Capital" means any equity interest in NRTC allocated to Seller or if such equity interest is not transferrable to Purchaser at Closing, the right to receive any distributions on account of such equity interest (net of any Taxes paid by the Selling Group on account of such equity interest or owed by the Selling Group on account of such distributions, as evidenced by documentation reasonably satisfactory to Purchaser).
                  "Ordinary Course" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
                  "Permit" means any license, permit, consent, approval, registration, authorization, qualification or similar right granted by a Governmental Authority.
                  "Person" means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.
                  "Personal Property" means the personal property of Seller identified on Schedule 1.1d.
                  "Representative" means any director, officer, employee, agent, consultant, adviser or other representative of a Person, including legal counsel, accountants and financial advisors.
                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
                  "Seller" means Chillicothe until such time as a transfer of the NRTC Distribution Agreement to Horizon is effective, and Horizon thereafter.
                  "Seller's Accountant" means Arthur Andersen L.L.P. "Subscriber" means any active DIRECTV subscriber account of the Business, excluding the account of any subscriber who resides outside the Service Areas or is not otherwise a Committed Member Residence.
                  "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.
                  "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
                  "Termination Date" means November 15, 1996 or December 31, 1996 if Closing is extended to December 31, 1996 as provided in Section 2.8 or a mutually agreeable earlier date.
         1.2 Other Definitions. The following terms shall, when used in this Agreement, have the meanings assigned to such terms in the Sections indicated.

Term                                                                     Section
----                                                                     -------

"Accountant's Current Liabilities Report"...............................     2.4
"Accountant's Operating Adjustments Report".............................  2.5(b)
"Adjusted Accountant's Current Liabilities Report.......................     2.4
"Adjusted Accountant's Operating Adjustments Report"....................  2.5(b)
"Agreement".............................................................Preamble
"Audited Financial Statements"..........................................     3.8
"Closing"...............................................................     2.7
"Closing Date"..........................................................     2.3
"Code"..................................................................     5.8

"Contracts".............................................................    3.14
"Current Liabilities Objection Period"..................................     2.4
"Current Liabilities Report"............................................     2.4
"DIRECTV"...............................................................Recitals
"DIRECTV"...............................................................Recitals
"Escrow Deposit"........................................................     2.3
"Financial Statements"..................................................     3.8
"Lease".................................................................     9.2
"NRTC"..................................................................Recitals
"Operating Adjustment"..................................................  2.5(b)
"Operating Adjustment Objection Period".................................  2.5(b)
"Operating Adjustments Report"..........................................  2.5(b)
"Parties"...............................................................Preamble
"Purchase Price"........................................................  2.2(a)
"Purchaser".............................................................Preamble
"Second Current Liabilities Objection Period"...........................     2.4
"Second Operating Adjustments Objection Period".........................  2.5(b)
"Service Areas".........................................................Recitals
"Stub Period Financial Statements"......................................  5.5(b)
"Survival Period".......................................................    11.1
"Transfer"..............................................................     5.2

                                   ARTICLE II

                                BASIC TRANSACTION

         2.1 Sale of Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, assign, convey and deliver to Purchaser at Closing, all of Seller's right, title and interest in, to and under the Assets, free and clear of all Encumbrances, for the consideration set forth in Section 2.2 below.
         2.2 Purchase Price. In consideration for Seller's sale of the Assets to Purchaser, Purchaser shall pay to Seller at Closing cash in an amount equal to $12 million minus the amount of the Estimated Current Liabilities ("Purchase Price"), subject to the escrow arrangements set forth in Section 2.3 and the Purchase Price adjustments set forth in Sections 2.4, 2.5 and 2.6.
         2.3 Escrow Arrangements. Upon execution of this Agreement by the Parties, Purchaser shall deposit $100,000 into escrow ("Escrow Deposit") pursuant to the terms and conditions of the Escrow Agreement, which amount shall constitute a payment on account of the Purchase Price that reduces the amount of the Purchase Price payable by Purchaser directly to Seller at Closing.
         2.4 Current Liabilities Adjustment. Within 45 days after Closing, Purchaser shall deliver to the Selling Group a report (the "Current Liabilities Report"), showing in detail its final determination of Closing Current Liabilities, together with any documents substantiating the Current Liabilities Report. The Selling Group shall provide Purchaser with reasonable access to all records that the Selling Group has in its possession and that are necessary or appropriate for Purchaser to prepare the Current Liabilities Report, and Purchaser shall provide the Selling Group with reasonable access to all records that Purchaser has in its possession and that are necessary or appropriate for the Selling Group to evaluate the Current Liabilities Report. Within 20 days after receipt of the Current Liabilities Report ("Current Liabilities Objection Period"), the Selling Group shall give Purchaser written notice of its objections, if any, to the Current Liabilities Report. In the event that the Selling Group notifies Purchaser of objections to the Current Liabilities Report within the Current Liabilities Objection Period, Purchaser and the Selling Group shall either agree upon Closing Current Liabilities or instruct the Accountant to make a determination ("Accountant's Current Liabilities Report") of the Closing Current Liabilities within 20 days after delivery of such instructions, whereupon the Accountant shall deliver the Current Liabilities Report to the Parties. Within 20 days after receipt of the Accountant's Current Liabilities Report ("Second Current Liabilities Objection Period"), the Selling Group shall give Purchaser written notice of the Selling Group's objections, if any, to the Accountant's Current Liabilities Report. In the event that the Selling Group notifies Purchaser of objections to the Accountant's Current Liabilities Report, the Parties shall instruct the Accountant to deliberate with Seller's Accountant and make a final and binding determination of the Closing Current Liabilities acceptable to Seller's Accountant ("Adjusted Accountant's Current Liabilities Report"). Within 20 days after (x) the Accountant delivers the Adjusted Accountant's Current Liabilities Report to the Parties, (y) expiration of the Second Current Liabilities Objection Period without notice of objections from the Selling Group or (z) agreement by the Parties upon Closing Current Liabilities or expiration of the Current Liabilities Objection Period without notice of objections from the Selling Group, as applicable, Purchaser shall pay to Seller cash in an amount equal to the excess of the Estimated Current Liabilities over the Closing Current Liabilities, or Seller shall pay to Purchaser cash in an amount equal to the excess of the Closing Current Liabilities over the Estimated Current Liabilities. The Parties shall provide to the Accountant such information and assistance as the Accountant may reasonably request for purposes of preparing the Accountant's Current Liabilities Report. Each of the Selling Group and Purchaser shall pay one-half of the professional fees charged by the Accountant for the engagement required hereunder.
         2.5      Operating Adjustment.
                  (a) The Purchase Price shall be adjusted as follows ("Operating Adjustment") in accordance with the procedures set forth in Section 2.5(b):
                        i. Adjustments on a pro rata basis as of the Closing Date shall be made for all expenses prepaid and deposits made by Seller, all as determined in accordance with GAAP consistently applied, and to reflect the principle that all such expenses and deposits attributable to the Business for the period prior to the Closing Date are for the account of Seller, and all such expenses and deposits attributable to the Business for the period on and after the Closing Date are for the account of Purchaser.
                        ii. All Subscriber deposits which have not been applied or refunded as of the Closing Date shall be retained by Seller and shall constitute a corresponding decrease in the Purchase Price credited to the account of Purchaser.
                        iii. All deferred or prepaid income as of the Closing Date shall be retained by Seller and shall constitute a corresponding decrease in the Purchase Price credited to the account of Purchaser.
                        iv. All Subscriber rebates payable under the $200 Rebate Program of DirecTV on account of Subscribers activated since August 29, 1996, shall be paid to Subscribers (or credited against Subscribers' programming invoices) by Purchaser, and shall constitute a decrease in the Purchase Price credited to the account of Purchaser in an amount equal to (x) the number of Subscribers activated since August 29, 1996 minus the number of such Subscribers who have been paid a full cash rebate by Seller multiplied by (y) $160.

                        v. All DSS System access card changeover costs for Subscribers that have been or will be billed by NRTC pursuant to NRTC's memorandum of August 7, 1996, as updated, shall be paid by Purchaser and shall constitute a decrease in the Purchase Price credited to the account of Purchaser, except for those costs previously paid by Seller.

                  (b) Within 45 days after Closing, Purchaser shall deliver to the Selling Group a report (the "Operating Adjustments Report"), showing in detail its final determination of any Operating Adjustment owed to Seller or Purchaser, together with any documents substantiating the adjustment set forth in the Operating Adjustments Report. The Selling Group shall provide Purchaser with reasonable access to all records that the Selling Group has in its possession and that are necessary or appropriate for Purchaser to prepare the Operating Adjustments Report, and Purchaser shall provide the Selling Group with reasonable access to all records that Purchaser has in its possession and that are necessary or appropriate for the Selling Group to evaluate the Operating Adjustments Report. Within 20 days after receipt of the Operating Adjustments Report ("Operating Adjustments Objection Period"), the Selling Group shall give Purchaser written notice of its objections, if any, to the Operating Adjustments Report. In the event that the Selling Group notifies Purchaser of objections to the Operating Adjustments Report within the Operating Adjustments Objection Period, Purchaser and the Selling Group shall either agree upon the Operating Adjustment or instruct the Accountant to make a determination ("Accountant's Operating Adjustments Report") of the Operating Adjustment within 20 days after delivery of such instructions, whereupon the Accountant shall deliver the Accountant's Operating Adjustments Report to the Parties. Within 20 days after receipt of the Accountant's Operating Adjustments Report ("Second Operating Adjustments Objection Period"), the Selling Group shall give Purchaser written notice of the Selling Group's objections, if any, to the Accountant's Operating Adjustments

Report. In the event that the Selling Group notifies Purchaser of objections to the Accountant's Operating Adjustments Report, the Parties shall instruct the Accountant to deliberate with Seller's Accountant and make a final and binding determination of the Operating Adjustment acceptable to Seller's Accountant ("Adjusted Accountant's Operating Adjustments Report"). Within 20 days after (x) the Accountant delivers the Adjusted Accountant's Operating Adjustments Report to the Parties, (y) expiration of the Second Operating Adjustments Objection Period without notice of objections from the Selling Group or (z) agreement by the Parties upon the Operating Adjustment or expiration of the Operating Adjustments Objection Period without notice of objections from the Selling Group, as applicable, Purchaser shall pay to Seller cash in an amount equal to any Operating Adjustment owed to Seller, or Seller shall pay to Purchaser cash in an amount equal to any Operating Adjustment owed to Purchaser. The Parties shall provide to the Accountant such information and assistance as the Accountant may reasonably request for purposes of preparing the Accountant's Operating Adjustments Report. Each of the Selling Group and Purchaser shall pay one-half of the professional fees charged by the Accountant for the engagement required hereunder.
         2.6 Subscriber Adjustment. In the event that Purchaser waives the condition precedent to Closing set forth in Section 7.7, the Purchase Price payable by Purchaser to Seller at Closing shall be reduced by an amount equal to (x) the difference between 4,000 and the number of Subscribers at Closing (as determined in accordance with Section 7.7) multiplied by (y) $3,000.
         2.7 Liabilities. Subject to the terms and conditions of this Agreement, Purchaser shall assume and become responsible for all of the Assumed Liabilities at Closing. The Parties agree that neither Purchaser nor any of its Affiliates shall assume, nor shall it be deemed to have assumed, nor shall it pay, perform, discharge or be liable in any manner whatsoever for, nor shall it have any responsibility with respect to any obligation or Liability of the Business or the Selling Group not included within the definition of Assumed Liabilities.
         2.8 Closing. The Closing of the transactions contemplated by this Agreement and the Collateral Documents ("Closing") shall take place at the offices of Purchaser, or at such other location as the parties may agree on the following date:
                  (a) November 15, 1996 or such earlier date as the parties may agree, provided the conditions precedent to the obligations of the Parties hereunder set forth in Articles VII and VIII (other than those conditions with respect to actions the respective Parties will take at Closing) are satisfied or waived; or
                  (b) if Closing has not occurred by November 15, 1996 because the consents required under the NRTC Distribution Agreement have not been obtained, December 31, 1996 or such earlier date as the Parties may agree, provided the conditions precedent to the obligations of the Parties hereunder set forth in Articles VII and VIII (other than those conditions with respect to actions the respective Parties will take at the Closing) are satisfied or waived.
         2.9      Transactions at Closing.  At the Closing:
                  (a)   Seller shall:
                        i. contribute, transfer, convey, assign and deliver the Assets to Purchaser, free and clear of any Encumbrances other than the Assumed Liabilities;
                        ii. along with the other companies in the Selling Group, deliver to Purchaser such documents, instruments and certificates as are required by this Agreement to be delivered by the Selling Group.

                  (b)   Purchaser shall deliver to Seller:
                        i. the Purchase Price (subject to the escrow arrangements and adjustments set forth in Sections 2.3 and 2.5) by wire transfer of immediately available funds to such account or accounts as Seller shall designate to Purchaser prior to the Closing; and
                        ii. such documents, instruments and certificates as are required by this Agreement to be delivered by Purchaser.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF SELLING GROUP

         The Selling Group hereby represents and warrants to Purchaser that the statements contained in Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Article III).

         3.1 Organization and Qualification. Each company in the Selling Group is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, with all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. Each company in the Selling Group is duly qualified or licensed to do business and in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a material adverse effect on the Assets or the Business or on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.
         3.2 Authority and Validity. Each company in the Selling Group has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents to which it is a party. The execution and delivery by each company in the Selling Group of, the performance by each company in the Selling Group of its obligations under, and the consummation by each company in the Selling Group of the transactions contemplated by, this Agreement and the Collateral Documents to which it is a party have been duly authorized by all requisite corporate action of each respective company in the Selling Group. This Agreement has been duly executed and delivered by each company in the Selling Group and is the legal, valid, and binding obligation of each company in the Selling Group, enforceable against each such company in accordance with its terms. Upon the execution and delivery of the Collateral Documents to which it is a party by each company in the Selling Group, the Collateral Documents will be the legal, valid and binding obligations of each such company, enforceable against each such company in accordance with their respective terms.
         3.3 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Governmental Authorities and Persons recited in the exception to Section 3.4, the execution, delivery and performance by each company in the Selling Group of this Agreement and the Collateral Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of any company in the Selling Group under, or result in the creation or imposition of any Encumbrance upon the Assets or the Business by reason of the terms of (i) the certificate of incorporation, by-laws or other charter or organizational document of any company in the Selling Group, (ii) any material contract, agreement, lease, indenture or other instrument to which any company in the Selling Group is a party or by or to which any company in the Selling Group or the Assets may be bound or subject,
(iii) any order, judgment, injunction, award or decree of any arbitrator or Governmental Authority or any statute, law, rule or regulation applicable to any company in the Selling Group or (iv) any Permit of any company in the Selling Group, which in the case of (ii), (iii) or (iv) above would have a material adverse effect on the Assets or the Business or the ability of any company in the Selling Group to perform its obligations under this Agreement or any Collateral Document.
         3.4 Consents and Approvals. Except (i) as required under the NRTC Distribution Agreement, and (ii) as set forth in Schedule 3.4 hereto, no consent, approval, authorization or order of, registration or filing with, or notice to, any Governmental Authority or any other Person is necessary to be obtained, made or given by any company in the Selling Group in connection with the execution, delivery and performance by it of this Agreement or any Collateral Document or for the consummation by it of the transactions contemplated hereby or thereby.
         3.5 Title to Assets. Seller has exclusive, good and marketable title to the Assets, free and clear of any and all Encumbrances of any kind and nature.
         3.6      Intellectual Property.
                  (a) Seller owns or has the right to use, pursuant to license, sublicense, agreement or permission, all Intellectual Property used in the operation of the Business as currently conducted and as currently proposed to be conducted, all of which Intellectual Property is identified on Schedule 3.6(a). Each item of Intellectual Property owned or used by Seller in the Business immediately prior to the Closing hereunder will be owned or available for use by Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder. Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses in connection with the Business.
                  (b) Neither Seller nor any predecessor in interest has in its operation of the Business interfered with, infringed upon, misappropriated or otherwise come into conflict with, and the operation of the Business as currently conducted does not violate or infringe upon, any Intellectual Property rights of third parties, and neither Seller nor any predecessor in interest has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller or its predecessor in interest must license or refrain from using any Intellectual Property rights of any third party). To the best knowledge of the Selling Group, no third party has interfered with, infringed upon, appropriated or otherwise come into conflict with any Intellectual Property rights of Seller.
         3.7 Compliance with Legal Requirements. Seller and any predecessor in interest have operated the Business in compliance with all Legal Requirements. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or, to the best of the Selling Group's knowledge, threatened against Seller or any predecessor in interest alleging any failure to so comply and there is no Basis for any claim that such a failure to comply exists.
         3.8 Financial Information. The Selling Group has delivered, or will deliver not later than the Closing Date to Purchaser the following financial statements ("Financial Statements"): (i) audited statements of net assets to be acquired, statements of operations and statements of cash flows for the Business as of and for the fiscal years ended December 31 of each of 1993 through 1995 ("Audited Financial Statements"); (ii) internally prepared statements of operations for the Business for each month of fiscal year ended December 31, 1995 and of fiscal year ending

December 31, 1996 (to date); and (iii) internally prepared statements of net assets to be acquired and statements of operations for each quarter of the fiscal year ended December 31, 1995 and of the fiscal year ending December 31, 1996 (to date). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the net assets to be acquired, results of operations and cash flows of the Business as of the dates and for the periods indicated, subject in the case of the unaudited Financial Statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes. Purchaser shall pay on the Closing Date the reasonable fees and expenses of the Selling Group's Accountant related to its preparation of the Financial Statements, provided that Purchaser's liability therefor shall in no event exceed $40,000.
         3.9 Events Subsequent to 1995. Except as set forth on Schedule 3.9, since fiscal year ended December 31, 1995: (i) no company in the Selling Group has sold, leased, transferred or assigned any assets of the Business, tangible or intangible, except in the Ordinary Course; (ii) no company in the Selling Group has entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) relating to the Business and involving more than $1,000 or outside the Ordinary Course; (iii) no third party has accelerated, terminated, modified or canceled any material agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) relating to the Business; (iv) no company in the Selling Group has imposed or permitted the imposition of any Encumbrance upon any assets of the Business, tangible or intangible; (v) no company in the Selling Group has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) relating to the Business;
(vi) no company in the Selling Group has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligations relating to the Business; (vii) no company in the Selling Group has delayed or postponed the payment of accounts payable and other Liabilities relating to the Business and outside the Ordinary Course; (viii) no company in the Selling Group has canceled, compromised, waived or released any right or claim (or series of related rights and claims) relating to the Business and involving more than $1,000 or outside the Ordinary Course; (ix) no company in the Selling Group has granted any license or sublicense of any rights under or with respect to any Intellectual Property used or useful in the Business; (x) there has not been any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course involving the Business except that is generally known in the industry; and (xi) no company in the Selling Group has committed to any of the foregoing. Since the fiscal year ended December 31, 1995, there has been no material adverse change in, and no event has occurred which is likely, individually or in the aggregate, to result in any material adverse change in, the operations, assets, prospects or condition (financial or otherwise) of the Business.
         3.10 Undisclosed Liabilities. To the best of the Selling Group's knowledge, no company in the Selling Group has any Liability relating to the Business and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any company in the Selling Group giving rise to any Liability relating to the Business, except for Liabilities set forth in Schedule 3.10 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of any Legal Requirement).
         3.11 Legal Proceedings. Except as set forth on Schedule 3.11, there are no outstanding judgments or orders against or otherwise affecting the Business or the Assets. There is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or threatened and which, if adversely determined, might materially and adversely affect the Business or the Assets or which challenges the validity or propriety of any of the transactions contemplated by this Agreement or the Collateral Documents. To the best of the Selling Group's knowledge, there is no Basis upon which any such action, suit, proceeding or investigation could be brought or initiated.
         3.12 Taxes Relating to the Business. The Selling Group has duly and timely filed in proper form all Tax Returns for all Taxes relating to the Business required to be filed with the appropriate Governmental Authority. All Taxes relating to the Business due and payable by the Selling Group (or claimed to be due and payable) have been paid (regardless whether Tax Returns relating to such Taxes have been duly and timely filed or if filed, regardless whether such Tax Returns are deficient), except such amounts as are being contested diligently and in good faith and are not in the aggregate material and for which the Selling Group has adequately reserved in its financial statements. Except as set forth in Schedule 3.12, there are no pending Tax audits, claims or proceedings relating to the Assets or the Business and income therefrom.
         3.13     Employees.
                  (a) No Affiliate of the Selling Group has any material financial interest, direct or indirect, in any supplier or other outside business which has engaged in business transactions with the Business.
                  (b) The Selling Group has complied with all Legal Requirements relating to the employment of labor for the Business, including ERISA, continuation coverage requirements with respect to group health plans, and those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of social security and other Taxes, and the Business is not liable for any arrearage of wages or any Taxes for failure to comply with any of the foregoing.
                  (c)   With respect to employees who provide services to the
Business:
                        i. No company in the Selling Group is a Party to or is bound by any collective bargaining agreement, nor has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.
                        ii. No company in the Selling Group has committed any unfair labor practices.
                        iii. No company in the Selling Group has recognized or agreed to recognize nor is required to recognize any union or other collective bargaining unit.
                        iv. No union or other collective bargaining unit has been certified as representing any of such employees, nor has any company in the Selling Group received any requests from any party for recognition as a representative of employees for collective bargaining purposes.
                        v. To the Selling Group's best knowledge, no employees are engaged in any organizing activity with respect to any labor organization.
                        vi. No company in the Selling Group has employment agreements of any kind, oral or written, express or implied, that would require Purchaser or any Affiliate of Purchaser to employ any Person after the Closing Date.
         3.14 Contracts. Schedule 3.14 contains a true, correct and complete list of each contract agreement or commitment, whether written or oral, relating principally to the Business ("Contracts"), including:

                        i.    the NRTC Distribution Agreement;
                        ii. any agreement (or group of related agreements) for the lease or rental of personal property to or from any Person (including any form of lease or rental agreements for DSS Systems accompanied by an itemized list of the Subscribers who are parties to such agreements and the expiration dates of such agreements);
                        iii. any agreement (or group of related agreements) for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services (including any forms of agreement or purchase order relating to the sale of DSS Systems or the sale of DIRECTV services);
                        iv. any agreement concerning a partnership or joint venture;
                        v. any agreement (or group of related agreements) under which the Selling Group has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which the Selling Group has imposed an Encumbrance;
                        vi. any agreement concerning confidentiality or noncompetition;
                        vii. any agreement involving any officer, director or shareholder of the Selling Group;
                        viii. any agreement for the employment of any individual on a full-time, part-time, consulting or other basis;
                        ix. any agreement relating to the services of sales representatives, agents and other independent contractors (including agreements relating to the installation of DSS Systems);

                        x. any agreement under which the Selling Group has advanced or loaned any amount to any employees or any of Selling Group's current or former directors, officers or shareholders;
                        xi. any agreement under which the consequences of a default or termination could have a material adverse effect on the financial condition, operations, results of operations or future prospects of the Business; and
                        xii. any other agreement (or group of related agreements) the performance of which involves consideration in excess of $1,000.
         The Selling Group has delivered to Purchaser a correct and complete copy of each written agreement listed on Schedule 3.14 and a written summary setting forth the terms and conditions of each oral agreement listed therein. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.
         3.15 Books and Records; Accounts Receivable. Schedule 3.15 identifies and describes all of the Books and Records. The Books and Records accurately and fairly represent the Business and its results of operations in all material respects. All Accounts Receivable and Inventory of the Business are reflected properly on such Books and Records. The Accounts Receivable net of bad debt reserves are, to the knowledge of Seller, valid receivables subject to no setoffs or counterclaims and are, to the knowledge of Seller, current and collectible, and will be collected in accordance with their terms at their recorded amounts.
         3.16 Outstanding Rights. Except for this Agreement, there is no agreement to which any company in the Selling Group is a party or is otherwise bound relating to the direct or indirect sale of all or substantially all the Assets, the direct or indirect transfer of the Business, a merger or consolidation of Seller with or into any entity or the sale of all or the controlling portion of Parent's or Seller's capital stock.
         3.17 Insurance. Schedule 3.17 sets forth the following information with respect to each insurance policy relating to the Business (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) to which Seller and any predecessor in interest have been a party, a named insured, or otherwise the beneficiary of coverage at any time:
                  i.    the name, address, and telephone number of the agent;
                  ii. the name of the insurer, the name of the policyholder and the name of each covered insured;
                  iii.  the policy number and the period of coverage;
                  iv. the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and
                  v. a description of any retroactive premium adjustments or other loss-sharing arrangements.
         With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) neither Seller, nor any predecessor in interest nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. The Business and the Assets have been covered since the beginning of Business operations in scope and amount customary and reasonable for such a business and in the case of workers' compensation coverage, in scope and amount required by applicable Legal Requirements.
Schedule 3.17 describes any self-insurance arrangements affecting the Assets or the Business. Schedule 3.17 also sets forth each insurance claim (other than medical claims) made or loss incurred relating to the Business pursuant to property, casualty, liability, workers' compensation and bond and surety policies and, except as indicated therein, no such claim is outstanding.
         3.18     Disclosure. No representation or warranty of the Selling
Group in this Agreement or the Collateral Documents and no statement in any certificate, report, instrument, list or other document furnished or to be furnished by the Selling Group pursuant to this Agreement or the Collateral Documents or in connection with the transactions contemplated hereby or thereby, contained, contains or will contain on the date such agreement, certificate, report, instrument, list or other document was or is delivered, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, nor will any such representation or warranty or statement contain on the Closing Date any untrue statement of a material fact or omit on the Closing Date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. There is no fact known to the Selling Group and not disclosed in this Agreement that is not applicable to or known by Purchaser and the other NRTC members and affiliates providing DIRECTV services and which fact materially or adversely affects or may in the future materially or adversely affect, the Business or the Assets.
         3.19 Brokers or Finders. Except for Daniels & Associates, L.P., whose fee shall be paid solely by the Selling Group, no broker or finder has acted directly or indirectly for the Selling Group in connection with the transactions contemplated by this Agreement, and the Selling Group has incurred no obligation to pay any brokerage or finder's fee or other commission in connection therewith.
         3.20 Certain Payments. Neither Seller nor any predecessor in interest nor any of their Representatives has directly or indirectly, on behalf of or for the purpose of assisting the Business, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other similar payments to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, or in violation of any Legal Requirement, nor has any such person established or maintained any fund or asset that has not been recorded in the Books and Records.
         3.21 Subscribers. Neither Seller or any predecessor in interest has solicited, nor has Seller or any predecessor in interest encouraged any Representative or any other Person to solicit, nor has Seller or any predecessor in interest employed any scheme or device for the purpose of encouraging, nor has Seller or any predecessor in interest encouraged any Representative or any other Person to employ any scheme or device for the purpose of encouraging, Persons residing outside the Service Areas or Persons who would not be deemed Committed Member Residences to become subscribers of the DIRECTV service offered by the Business.

         3.22 Favorable Business Relationships. To the best knowledge of the Selling Group, there are no favorable business relationships relating to the Business with lessors, licensors, Subscribers, suppliers or other business associates of the Selling Group which will terminate after Closing.
         3.23 Commission Program. On October 1, 1996, Seller implemented a commission program for DSS System retailers (that do not participate in the national commission program of the NRTC), which Commission Program is attached hereto as Schedule 3.23.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Selling Group that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).
         4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and use its assets and to conduct its business as it is currently conducted. Purchaser is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on Purchaser or on the validity, binding effect or enforceability of this Agreement.
         4.2 Authority and Validity. Purchaser has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents. The execution and delivery by Purchaser of, the performance by Purchaser of its obligations under, and the consummation by Purchaser of the transactions contemplated by, this Agreement and the Collateral Documents have been duly authorized by all requisite corporate action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Upon Purchaser's execution and delivery of the Collateral Documents to which it is a party, the Collateral Documents shall be the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.
         4.3      No Breach or Violation.
Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Governmental Authorities and Persons recited in the exception to Section 4.4, the execution, delivery and performance by Purchaser of this Agreement and the Collateral Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of Purchaser under, or result in the creation or imposition of any Encumbrance upon the property of Purchaser by reason of the terms of (i) the certificate of incorporation, by-laws or other charter or organizational document of Purchaser, (ii) any material contract, agreement, lease, indenture or other instrument to which Purchaser is a party or by or to which Purchaser or its property may be bound or subject, (iii) any order, judgment, injunction, award or decree of any arbitrator or Governmental Authority or any statute, law, rule or regulation applicable to Purchaser or
(iv) any Permit of Purchaser, which in the case of (ii), (iii) or (iv) above would have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or any Collateral Document.
         4.4 Consents and Approvals. Except (i) as required under the NRTC Distribution Agreement, (ii) as required under the Securities Act and the Exchange Act, and (iii) as set forth in Schedule 4.4 hereto, no consent, approval, authorization or order of, registration or filing with, or notice to, any Governmental Authority or any other Person is necessary to be obtained, made or given by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement or any Collateral Documents or for the consummation by Purchaser of the transactions contemplated hereby or thereby.
         4.5 Legal Proceedings. There is no action, suit, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of Purchaser, threatened against Purchaser and that challenges the validity or propriety of, or may prevent or delay, any of the transactions contemplated by this Agreement or the Collateral Documents.
         4.6 Finders and Brokers. Except for Daniels & Associates, L.P., whose fee shall be paid solely by the Selling Group, no broker or finder has acted directly or indirectly for Purchaser in connection with the transactions contemplated by this Agreement and the Collateral Documents, and Purchaser has incurred no obligation to pay any brokerage or finder's fee or other commission in connection therewith.

                                    ARTICLE V

                     PRE-CLOSING COVENANTS OF SELLING GROUP

         The Selling Group covenants and agrees, from and after the execution and delivery of this Agreement to and including the Closing Date (except if another time period is specified below), as follows:
         5.1 Additional Information. The Selling Group shall provide to Purchaser and its Representatives (i) full and free access to all of the Assets and (ii) such financial, operating and other documents, data and information relating to the Business and the Assets as Purchaser may reasonably request. The Selling Group shall take all action necessary to enable Purchaser and its Representatives to discuss the Assets and Business with the Selling Group's executives, employees, independent accountants, and counsel who provide services to the Business. Notwithstanding any investigation that Purchaser may conduct of the Business and the Assets, Purchaser may fully rely on the Selling Group's representations, warranties, covenants and indemnities set forth in this Agreement, the Collateral Documents and any documents, instruments or certificates delivered thereunder, which will not be waived or affected by or as a result of such investigation.
         5.2 Exclusivity. The Selling Group shall not: (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the direct or indirect sale or transfer of any of the Assets by means of any extraordinary transaction, including a reorganization involving the Assets or the direct or indirect sale or transfer of the capital stock of Seller or Parent by means of any extraordinary transaction ("Transfer"); or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek a Transfer. The Selling

Group shall provide to Purchaser copies of any written proposals, offers or inquiries, with respect to a Transfer received by Seller after the execution of the Letter of Intent.
         5.3      Continuity and Maintenance of Operations.
                  (a) Seller shall: (i) use its best efforts to comply with all Legal Requirements relating to the Business; (ii) fulfill all of its obligations under and maintain in full force and effect all Contracts, including the NRTC Distribution Agreement, and shall not, without the prior written consent of Purchaser, alter, modify or amend any of the foregoing; (iii) use its best efforts in consultation with Purchaser and its Affiliates, to promote the financial success of the Business and promptly notify Purchaser of any material change in the prospects or condition (financial or otherwise) of the Business; and (iv) use its best efforts to promote, develop and preserve its relationships with the NRTC, DSS retailers, participating cooperatives and its present employees as well as the goodwill of its suppliers, customers and others having business relations with it, and promptly notify Purchaser of any material change in its relationship with any such Person; provided, however, that Seller's obligation to use its "best efforts" hereunder shall not require that Seller make any capital expenditures out of the Ordinary Course or bear litigation costs relating to any such obligation. Without limiting the generality of the foregoing, Seller shall maintain the Assets in good order, condition and repair, shall maintain insurance relating to the Business as in effect on the date of this Agreement and shall keep and maintain all of the Books and Records in the Ordinary Course. Other than in the Ordinary Course, Seller shall not itself pay or credit in any way any Accounts Receivable prior to the Closing Date, and shall not permit any of its agents or employees, or any officers, directors or shareholders of the Selling Group, to do so either. Seller shall continue to enforce its procedures for disconnection and discontinuance of service to

Subscribers whose accounts are delinquent in accordance with those procedures in effect on the date of this Agreement.
                  (b)   Seller shall not, without the prior written consent of
Purchaser: (i) change the rates charged for the Economy Choice programming package or deviate from DIRECTV national programming packages or rates; except that commencing on October 9, 1996 Seller shall increase the rates charged for Economy Choice to $16.95 for all new subscribers of that programming package and on November 1, 1996, Seller shall notify all subscribers of that programming package as of October 8, 1996 that the rates for the Economy Choice programming package shall increase to $16.95 on a date approximately six months thereafter;
(ii) sell, lease, transfer, convey or assign any of the Assets (or enter into any contract to do any of the foregoing) or permit the creation of any Encumbrance on any of the Assets; (iii) permit the amendment or cancellation of the NRTC Distribution Agreement or any other Contract; or (iv) enter into any contract, commitment or agreement or incur any indebtedness or other liability or obligation of any kind relating to the Business involving an expenditure in excess of $5,000;
                  (c) No company in the Selling Group shall take or omit to take any action that would cause any company in the Selling Group to be in breach of any of its representations or warranties in this Agreement or the Collateral Documents.
         5.4      Consents and Approvals.
                  (a) As soon as practicable after execution of this Agreement, the Selling Group shall use its best efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Governmental Authority or Person as is required to be obtained, made or given by the Selling Group to consummate the transactions contemplated by this Agreement and the Collateral Documents, including, without limitation: (i) consents required under the NRTC Distribution Agreement; and (ii) any authorizations, consents, approvals, actions, filings or notices set forth in
Schedule 3.4; provided, however, that Seller's obligation to use its best efforts hereunder shall not require that Seller bear litigation costs relating to such obligation.
                  (b) The Selling Group shall cooperate with Purchaser in providing such information and reasonable assistance as may be required in connection with the obligations of Purchaser under Section 6.1.
         5.5      Securities Filings.
                  (a) The Selling Group shall, promptly after execution of this Agreement at Purchaser's cost (subject to Section 3.8), provide such information and documents to Purchaser and its Affiliates concerning the Business as may be required or appropriate for inclusion in any filing, notification or report required to be made by Purchaser or any Affiliate of Purchaser under the Securities Act or the Exchange Act; and shall cause its counsel and independent accountants to cooperate with Purchaser, its Affiliates and their investment bankers, counsel and independent accountants in the preparation of such filings, notifications and reports. Seller's Accountant shall provide its consent to the inclusion of the Audited Financials in any such filing, notification or report without charge (unless additional work is required on the part of Seller's Accountant and only to the extent of such additional work). The Selling Group represents and warrants to Purchaser that no information or document provided by the Selling Group for inclusion in any filing, notification or report required to be made by Purchaser or any Affiliate under the Securities Act or the Exchange Act will contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (b) Not later than the Closing Date, the Selling Group shall deliver to Purchaser unaudited statements of net assets to be acquired and statements of operations for the Business as of and for the three month periods ended March 31, June 30 and September 30, 1995 and 1996 in comparative format ("Stub Period Financial Statements"). The Stub Period Financial Statements shall be prepared in accordance with GAAP on a basis consistent with the Financial Statements, subject to the omission of footnote disclosures and normal year-end adjustments (none of which will be material in amount).
                  (c) As soon as practicable, but no later than 30 days after each month end, Seller shall deliver to Purchaser Seller's internally prepared monthly statements of operations for the Business for the period June 1, 1996 through the Closing Date.
         5.6      Collateral Agreements.  On the Closing Date:
                  (a) The Selling Group shall execute and deliver the Escrow Agreement.
                  (b) The Selling Group shall execute and deliver the Noncompetition Agreement.
         5.7 Notification of Certain Matters. The Selling Group shall promptly provide to Purchaser copies of any material notices from or correspondence from and to the NRTC or DIRECTV or any Affiliates of DIRECTV. The Selling Group shall also promptly notify Purchaser of any fact, event, circumstance or action that, if known on the date of this Agreement, would have been required to be disclosed to Purchaser pursuant to this Agreement or the existence or occurrence of which would cause any of the Selling Group's representations or warranties under this Agreement not to be correct and/or complete. In addition, the Selling Group shall give prompt written notice to Purchaser of any material adverse development causing a breach of any of the Selling Group's representations and warranties in Article III. No disclosure by the Selling Group pursuant to this Section 5.7, however, shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant by the Selling Group.

                                   ARTICLE VI

                       PRE-CLOSING COVENANTS OF PURCHASER

         Purchaser covenants and agrees as follows:
         6.1      Consents and Approvals.
                  (a) As soon as practicable after execution of this Agreement, Purchaser shall use its best efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Governmental Authority or Person as is required to be obtained, made or given by Purchaser to consummate the transactions contemplated by this Agreement and the Collateral Documents, including without limitation:
(i) consents required under the NRTC Agreement; and (ii) any authorizations, consents, approvals, actions, filings or notices set forth in Schedule 4.4. Notwithstanding anything in this Section 6.1 to the contrary, Purchaser shall not be required to agree to any amendments, modifications or changes in, the waiver of any terms or conditions of, or the imposition of any condition to the transfer to Purchaser of, the NRTC Distribution Agreement in order to obtain the consents required under the NRTC Distribution Agreement.
                  (b) Purchaser shall cooperate with the Selling Group in providing such information and reasonable assistance as may be required in connection with the Selling Group's obligations under Section 5.4(a).
         6.2      Collateral Agreements. On the Closing Date:
                  (a)   Purchaser shall execute and deliver the Escrow
Agreement.
                  (b) Purchaser shall execute and deliver the Noncompetition Agreement.

                                   ARTICLE VII

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         All obligations of Purchaser under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that Purchaser may, in its sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part:
         7.1 Accuracy of Representations. All representations and warranties of the Selling Group contained in this Agreement, the Collateral Documents and any other document, instrument or certificate delivered by the Selling Group at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date. The Selling Group shall have delivered to Purchaser a certificate dated the Closing Date to the foregoing effect.
         7.2 Covenants. The Selling Group shall, in all material respects, have performed and complied with each of the covenants, obligations, conditions and agreements contained in this Agreement that are to be performed or complied with by it at or prior to Closing. The Selling Group shall have delivered to Purchaser a certificate dated the Closing Date to the foregoing effect.
         7.3      Consents.
                  (a) All consents, approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Governmental Authority or Person as provided in Sections 5.4(a) and 6.1(a) shall have been duly obtained, made or given, as the case may be, and shall be in full force and effect, and any waiting period required by Applicable Law or any Governmental Authority in connection with such transactions shall have expired or have been earlier terminated, unless the failure to obtain, make or give any such consent, approval, authorization, order, registration, filing or notice, or to allow any such waiting period to expire or terminate would not have a material adverse effect on the Assets or the Business or the ability of the Selling Group to consummate the transactions contemplated by this Agreement and the Collateral Documents.
                  (b) Notwithstanding the foregoing, this condition precedent shall not have been satisfied if any consent, approval, authorization or order obtained in connection with the transactions contemplated by this Agreement and the Collateral Documents has been conditioned upon the amendment, modification, cancellation or termination of, or waiver of any term or condition of, any contract, commitment or agreement, or imposes upon Purchaser any condition or requirement not now imposed upon Seller.
                  (c) Purchaser shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such consents, approvals, authorizations and orders, the making of such registrations and filings and the giving of such notices referred to in paragraph (a) above.
         7.4 Delivery of Documents. The Selling Group shall have executed and delivered to Purchaser the following documents:
                  i.    Escrow Agreement.
                  ii.   Noncompetition Agreement.
                  iii. Bill of Sale and Assignment evidencing transfer of the Assets to Purchaser in form reasonably satisfactory to Purchaser.

                  iv. Opinion of Squire, Sanders & Dempsey, counsel to the Selling Group, dated the Closing Date, addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser and its counsel.
                  v. Such other documents and instruments as Purchaser may reasonably request: (A) to evidence the sale, assignment, conveyance and transfer to Purchaser of all of Seller's right, title and interest in, to and under the Assets; (B) to evidence the accuracy of the Selling Group's representations and warranties under this Agreement, the Collateral Documents and any documents, instruments or certificates required to be delivered thereunder; (C) to evidence the performance by the Selling Group of, or the compliance by the Selling Group with, any covenant, obligation, condition and agreement to be performed or complied with by the Selling Group under this Agreement and the Collateral Documents; or (D) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.
         7.5 No Material Adverse Change. There shall have been no material adverse change in the Assets or in the condition (financial or otherwise) of the Business since the date hereof.
         7.6 No Litigation. No action, suit or proceeding shall be pending or threatened, and no Legal Requirement or policy of the NRTC, DIRECTV or its Affiliates, or any applicable regulatory authority shall have been enacted, promulgated or issued that would: (i) prohibit or adversely affect Purchaser's ownership or operation of all or a material portion of the Business or the Assets or otherwise materially impair the ability of Purchaser to realize the benefits of the transactions contemplated by this Agreement and the Collateral Documents; (ii) restrict or limit or otherwise condition Purchaser's right to transfer and/or assign the Business or the Assets in the future; (iii) compel Purchaser to dispose of or hold separate all or a material portion of the Business or the

Assets as a result of any of the transactions contemplated by this Agreement and the Collateral Documents; (iv) prevent or make illegal the consummation of any transactions contemplated by this Agreement and the Collateral Documents; or (v) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation.
         7.7 Minimum Subscribers. As of the Closing Date, the Business shall have total Subscribers of not less than 4,000, as evidenced by such Seller documentation as Purchaser may request (including the DBS Wholesale Invoice issued by NRTC for the most recent billing cycle).
         7.8 Transition Arrangements. As of the Closing Date, Purchaser and the Selling Group shall have entered into mutually acceptable arrangements for transitioning the operation of the Business to Purchaser after Closing.
         7.9 NRTC Compliance Certificate. The Selling Group shall have delivered to Purchaser a certificate from NRTC dated as of the Closing Date to the effect that Seller is in full compliance with the NRTC Distribution Agreement and there are no payments due by Seller under the NRTC Distribution Agreement other than payments for fees due in the Ordinary Course and not yet payable.

                                  ARTICLE VIII

              CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLING GROUP

         All obligations of the Selling Group under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that the Selling Group may, in its sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.
         8.1 Accuracy of Representations. All representations and warranties of Purchaser contained in this Agreement and the Collateral Documents shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date. Purchaser shall have delivered to the Selling Group a certificate dated the Closing Date to the foregoing effect.
         8.2 Covenants. Purchaser shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Collateral Documents and required by this Agreement and the Collateral Documents to be performed or complied with by Purchaser at or prior to Closing. Purchaser shall have delivered to the Selling Group a certificate dated the Closing Date to the foregoing effect.
         8.3 Consents. All consents, approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Governmental Authority or Person as provided in Section 6.1(a) shall have been duly obtained, made or given, as the case may be, and shall be in full force and effect, and any waiting period required by applicable law or any Governmental Authority in connection with such transactions shall have expired or have been earlier terminated, unless the failure to obtain, make or give any such consent, approval, authorization, order, registration, filing or notice, or to allow any such waiting period to expire or terminate would not have a material adverse effect on the Assets or the ability of Purchaser to consummate the transactions contemplated by this Agreement and the Collateral Documents. The Selling Group shall have been furnished with the appropriate evidence, reasonably satisfactory to it and its counsel, of the granting of such consents, approvals, authorizations and orders, the making of such registrations and filings and the giving of such notices.

         8.4 Delivery of Documents. Purchaser shall have executed and delivered to the Selling Group the following documents:
                  i.    Escrow Agreement.
                  ii. Assumption Agreement evidencing the assumption of the Assumed Liabilities by Purchaser in form reasonably satisfactory to Seller.
                  iii. Opinion of Ted S. Lodge, Senior Vice President and General Counsel of Purchaser, dated the Closing Date, addressed to the Selling Group, in form and substance reasonably satisfactory to the Selling Group and its counsel.
                  iv. Such other documents and instruments as the Selling Group may reasonably request: (A) to evidence assumption of the Assumed Liabilities; (B) to evidence the accuracy of the representations and warranties of Purchaser under this Agreement and the Collateral Documents and any documents, instruments or certificates required to be delivered thereunder; (C) to evidence the performance by Purchaser of, or the compliance by Purchaser with, any covenant, obligation, condition and agreement to be performed or complied with by Purchaser under this Agreement and the Collateral Documents; or
(D) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.
         8.5 Litigation. No action, suit or proceeding shall be pending or threatened by or before any Governmental Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement and the Collateral Documents that would: (i) prevent consummation of any of the transactions contemplated by this Agreement and the Collateral Documents; or (ii) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation.

                                   ARTICLE IX

                             POST-CLOSING COVENANTS

         The Parties agree as follows with respect to the period following
Closing:
         9.1 Transition. The Selling Group shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, Subscriber, supplier or other business associate of Seller or the Business from maintaining the same business relationships with Purchaser after Closing as it maintained with Seller prior to Closing. Seller shall refer all Subscriber inquiries relating to the Business to Purchaser from and after Closing.
         9.2 Transfer Taxes and Fees. Seller shall pay any sales, use, transfer, excise, documentary or license taxes or fees with respect to the transfer of any of the Assets pursuant to this Agreement and the Collateral Documents.
         9.3 1996 NRTC Patronage; Other NRTC Patronage. The Selling Group agrees that Purchaser shall be entitled to receive the NRTC's 1996 patronage allocation on account of the NRTC Distribution Agreement, and the Selling Group shall instruct NRTC to allocate such patronage to Purchaser. The Selling Group shall have an ongoing obligation after Closing to pay to Purchaser any distributions on account of NRTC Patronage Capital.
         9.4 Financial Statements. Within 45 days after Closing, the Selling Group shall deliver to Purchaser an unaudited statement of net assets to be acquired and statement of operations for the Business for the period from the quarter ended September 30, 1996 to Closing, which shall be prepared in accordance with GAAP on a basis consistent with the Stub Financial Statements.

                                    ARTICLE X

                                   TERMINATION

         10.1 Events of Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to Closing as provided below:
                  (a) Purchaser and the Selling Group may terminate this Agreement by mutual written consent at any time prior to Closing.
                  (b) Purchaser may terminate this Agreement by giving written notice to the Selling Group at any time prior to Closing:
                        i. if the Selling Group has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Purchaser has notified the Selling Group of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; or
                        ii. if Closing shall not have occurred on or before the Termination Date by reason of the failure of any condition precedent under
Article VII (unless the failure results primarily from Purchaser itself breaching any representation, warranty or covenant contained in this Agreement).
                  (c) The Selling Group may terminate this Agreement by giving written notice to Purchaser at any time prior to Closing:
                        i.   if Purchaser has b reached any material
representation, warranty or covenant contained in this Agreement in any material respect, the Selling Group has notified Purchaser of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; or

                        ii. if Closing shall not have occurred on or before the Termination Date by reason of the failure of any condition precedent under
Article VIII hereof (unless the failure results primarily from the Selling Group itself breaching any representation, warranty or covenant contained in this Agreement).
         10.2 Liabilities in Event of Termination. The termination of this Agreement will in no way limit any obligation or liability of any Party based on or arising from a breach or default by such Party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement, except that Purchaser's liability under this Agreement in the event of termination shall be limited as provided in Section 11.3(c).
         10.3 Procedure Upon Termination. If this Agreement is terminated by Purchaser or the Selling Group pursuant to this Article X, notice of such termination shall promptly be given by the terminating Party to the other Party.

                                   ARTICLE XI

                     REMEDIES FOR BREACH OF THIS AGREEMENT

         11.1 Survival of Representations and Warranties. All of the representations and warranties of Purchaser and the Selling Group contained in this Agreement, the Collateral Documents and other documents, instruments and certifications required to be delivered hereunder and thereunder shall survive Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two years thereafter. The period of survival of the representations and warranties prescribed by this Section 11.1 is referred to as the "Survival Period." The liabilities of Purchaser and the Selling Group under their respective representations and warranties will expire as of the expiration of the Survival Period; provided, however, that such expiration will not include, extend or apply to any representation or warranty, the breach of which has been asserted by Purchaser in a written notice to the Selling Group before such expiration or about which the Selling Group has given Purchaser written notice before such expiration indicating that facts or conditions exist that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail). Except as otherwise provided in this Agreement, the covenants and agreements of Purchaser and the Selling Group in this Agreement, the Collateral Documents and in the other documents, instruments and certificates required to be delivered by the Selling Group or Purchaser hereunder and thereunder shall survive Closing and shall continue in full force and effect as provided in Section 11.2(b) and
Section 11.3(b).
         11.2     Indemnification Provisions for Benefit of Purchaser.
                  (a) If the Selling Group breaches (or if any third party alleges facts that, if true, would mean the Selling Group has breached) any of its representations and warranties contained in this Agreement or the Collateral Documents or any documents, instruments and certificates delivered hereunder and thereunder, and if Purchaser makes a written claim for indemnification against the Selling Group within the Survival Period, then the Selling Group shall indemnify, defend and hold harmless Purchaser and its Affiliates and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons, from and against any Adverse Consequences that any such Person may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that any such Person may suffer after the end of the Survival Period) resulting from, arising out of, relating to or caused by the breach (or the alleged breach).

                  (b) The Selling Group agrees to indemnify Purchaser and its Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons, from and against the entirety of any Adverse Consequences that any such Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by any of the following: (i) any breach of any covenant, agreement or obligation of the Selling Group contained in this Agreement or the Collateral Documents or any documents, instruments and certificates delivered hereunder and thereunder; (ii) any act or omission of the Selling Group with respect to, or any event or circumstance related to, the ownership or operation of the Assets or the conduct of the Business, which act, omission, event or circumstance occurred or existed prior to or at the Closing Date, without regard to whether a claim with respect to such matter is asserted before or after the Closing Date; (iii) any Liability of the Selling Group or the Business that is not an Assumed Liability; (iv) any Liability of Purchaser arising by operation of law as a consequence of the Closing (including under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability or under any fraudulent conveyance law of any jurisdiction) that is not an Assumed Liability; and (v) any Liability for Taxes attributable to the use, ownership or operation of the Assets by Seller or the Business relating to periods prior to Closing. Seller's obligations under this Section 11.2(b) shall expire at the end of two years after the Closing Date.
                  (c) The Selling Group shall not have any liability for any Adverse Consequences under Sections 11.2(a) and 11.2(b) hereof, until and unless the cumulative total of such Adverse Consequences exceeds $50,000.
                  (d) The Escrow Deposit shall be applied to satisfy any claim for indemnification of Purchaser hereunder in accordance with the terms of the Escrow Agreement. Notwithstanding the foregoing, the amount of the Escrow Deposit shall not be construed in any way to limit the liability of the Selling Group for a claim of indemnification hereunder.
         11.3     Indemnification Provisions for Benefit of Selling Group.
                  (a) If Purchaser breaches (or if any third party alleges facts that, if true, would mean that Purchaser has breached) any of its representations and warranties contained in this Agreement or the Collateral Documents or any documents, instruments and certificates delivered thereunder and if the Selling Group makes a written claim for indemnification against Purchaser within the Survival Period, then Purchaser shall indemnify, defend and hold harmless the Selling Group and its Affiliates and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons, from and against any Adverse Consequences that any such Person may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that the Selling Group may suffer after the end of the Survival Period) resulting from, arising out of, relating to or caused by the breach (or the alleged breach).
                  (b) Purchaser agrees to indemnify the Selling Group and its Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons, against the entirety of any Adverse Consequences that any such Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by any of the following: (i) any breach of any covenant, agreement or obligation of Purchaser contained in this Agreement or the Collateral Documents or any documents, instruments and certifications delivered hereunder and thereunder; (ii) any act or omission of Purchaser with respect to, or any event or circumstance related to, the ownership or operation of the Assets or the conduct of the Business, which act, omission, event or circumstance occurred after the Closing Date; (iii) any Assumed Liability after the Closing Date; and (iv) any Liability for Taxes attributable to the use, ownership or operation of the Assets or the transferred Business by Purchaser relating to periods after the Closing Date. The obligations of Purchaser under this Section 11.3(b) shall expire at the end of two years after the Closing Date.
                  (c) Notwithstanding anything in this Agreement to the contrary, in the event that Closing does not occur because of Purchaser's material breach or default with respect to any material representation, warranty, covenant or agreement contained in this Agreement, Purchaser's liability under this Agreement shall be limited to, and the Selling Group shall be entitled to receive, the Escrow Deposit as liquidated damages.
         11.4     Matters Involving Third Parties.
                  (a) If any third party shall notify either Purchaser or the Selling Group (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against the other (the "Indemnifying Party") under this Article XI, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.
                  (b) Any Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.
                  (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 11.4(b) above: (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).
                  (d) If any of the conditions in Section 11.4(b) above is not or no longer satisfied, however: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith); (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses); and (iii) the Indemnifying Party shall remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article XI.
         11.5 Determination of Adverse Consequences. Purchaser and the Selling Group shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Article XI. All indemnification payments under this Article XI shall be deemed adjustments to the Consideration.

                                  ARTICLE XII

                                 MISCELLANEOUS

         12.1 Parties Obligated and Benefited. This Agreement shall be binding upon the Parties and their respective assigns and successors in interest and shall inure solely to the benefit of the Parties and their respective assigns and successors in interest, and no other Person shall be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Collateral Documents or any of its rights or interests or delegate any of its duties under this Agreements or the Collateral Documents; provided, however, that Purchaser may assign this Agreement or any of its rights or interests or delegate any of its duties hereunder to an Affiliate.
         12.2 Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section 12.2 as promptly as practicable thereafter). Notices shall be addressed as follows:
                  (a)   If to Purchaser, to:

                        Pegasus Communications Corporation
                        5 Radnor Corporate Center
                        100 Matsonford Road, Suite 454
                        Radnor, PA 19087
                        Attn:    Mr. Marshall W. Pagon

                        (with a copy to Ted S. Lodge at the same address)

                  (b)   If to the Selling Group, to:

                        Horizon Infotech, Inc.
                        68 East Main Street
                        P.O. Box 480
                        Chillicothe, Ohio  45601-0480
                        Attn:  William A. McKell

                        with a copy to:

                        Squire, Sanders & Dempsey
                        Huntington Center Suite 1300
                        41 S. High Street
                        Columbus, Ohio  43215
                        Attn:  James P. Mulroy, Esquire

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section 12.2.
         12.3 Attorneys' Fees. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Collateral Documents, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other Party.

         12.4 Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any Party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.
         12.5 Headings. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.
         12.6 Choice of Law. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania).
         12.7 Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.
         12.8 Further Actions. The Selling Group and Purchaser shall execute and deliver to the other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting Party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each Party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.
         12.9 Time of the Essence. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.
         12.10 Late Payments. If either Party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the Applicable Rate.
         12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
         12.12 Entire Agreement. This Agreement (including the Exhibits, Schedules and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties and supersedes all prior oral or written agreements, understandings and representations to the extent that they relate in any way to the subject matter hereof, including the Letter of Intent.
         12.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Selling Group and Purchaser. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
         12.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this

Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation." Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. Any representation, warranty, covenant or agreement of the "Selling Group" shall be deemed made jointly and severally by, and any other reference herein to the "Selling Group" shall be deemed to refer jointly and severally to, Parent, Horizon and Chillicothe, unless the context specifies that such representation, warranty, covenant or agreement is made severally by, or such other reference refers severally to, each of Parent, Horizon and Chillicothe.
         12.15 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses and accountants' fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated hereby.

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

                                    PEGASUS COMMUNICATIONS CORPORATION



                                    By:  /s/ Ted S. Lodge
                                         --------------------------------------
                                         Senior Vice President



                                    HORIZON TELCOM, INC.



                                    By:  /s/ Thomas McKell
                                         --------------------------------------
                                         President


                                    HORIZON INFOTECH, INC.



                                    By:  /s/ William A. McKell
                                         --------------------------------------
                                         President



                                    CHILLICOTHE TELEPHONE COMPANY



                                    By:  /s/ Thomas McKell
                                         --------------------------------------
                                         President

                            ASSET PURCHASE AGREEMENT
                                      among
                       PEGASUS COMMUNICATIONS CORPORATION
                                       and
                              HORIZON TELCOM, INC.
                             HORIZON INFOTECH, INC.
                          CHILLICOTHE TELEPHONE COMPANY
                          Dated as of October 23, 1996

                                    Exhibit 1

                                  Service Areas


                             SmarTView Service Area

                              (at time of License)


                        Cabled Residences  Non-Cabled-Residences   Total
                        -----------------  ---------------------   -----
       Athens                16,139               4,161            20,300
       Adams                  4,387               4,933             9,320
       Fayette                9,000               1,200            10,200
       Highland              12,960                 340            13,300
       Hocking                4,935               4,485             9,420
       Jackson                6,781               4,419            11,200
       Pickaway              13,421               1,382            14,803
       Pike                   6,198               2,712             8,910
       Ross                  22,955               1,545            24,500
       Scioto                28,250               1,450            29,700
       Vinton                   788               3,312             4,100
                            -------              ------           -------
       Total                125,784              29,899           155,683
                            =======              ======           =======

                                    SmarTView
                           Zip Code Summary by County


 Adams          45105          45144         45616         45618         45650
                45660          45679         45693         45697

 Athens         45701          45710         45711         45716         45717
                45719          45723         45732         45735         45739
                45740          45761         45764         45766         45777
                45778          45780         45781         45782

 Fayette        43106          43128         43142         43160

 Highland       45110          45123         45132         45133         45135
                45142          45155         45165         45172

 Hocking        43111          43127         43135         43138         43144
                43149          43152         43158

 Jackson        45621          45640         45656         45692

 Pickaway       43103          43113         43116         43117         43145
                43146          43164

 Pike           45613          45624         45642         45646         45661
                45687          45690

 Ross           43101          43115         45601         45612         45617
                45628          45633         45644         45647         45673
                45681

 Scioto         45629          45630         45636         45649         45652
                45653          45657         45662         45663         45657
                45662          45663         45671         45677         45682
                45684          45694         45699

 Vinton         45622          45634         45651         45654         45670
                45672          45695         45698

                                 Horizon Telcom
                                   SMARTVIEW
                         Eleven County Ohio Service Area





                                      MAP

                                   EXHIBIT 2

                                ESCROW AGREEMENT


         This ESCROW AGREEMENT ("Agreement") dated as of October 23, 1996, by and among Pegasus Communications Corporation, a Delaware corporation ("Buyer"), Chillicothe Telephone Company ("Chillicothe"), an Ohio corporation, Horizon Infotech, Inc. ("Horizon"), an Ohio corporation, and The Huntington Trust Company, N.A. ("Escrow Agent"). Chillicothe and Horizon are collectively referred to herein as "Seller." Buyer and Seller are collectively referred to herein as the "Parties."

                                    RECITALS:

         WHEREAS, the Parties have entered into that certain Asset Purchase Agreement dated as of October 23, 1996 ("Asset Purchase Agreement"); and

         WHEREAS, this Agreement is the Escrow Agreement referred to in the Asset Purchase Agreement.

         NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

         1. Definitions. Capitalized terms used in this Agreement without definition shall have the respective meanings assigned to them in the Asset Purchase Agreement.

         2. Appointment of Escrow Agent; Establishment of Escrow.

            a. The Parties hereby appoint Escrow Agent as the escrow agent under this Agreement, and Escrow Agent hereby accepts such appointment and agrees to hold all funds deposited with it into escrow, together with all interest and income thereon and other proceeds thereof ("Escrow Funds"), in accordance with the terms hereof and to perform its other duties hereunder.

            b. Escrow Agent hereby acknowledges receipt of the Escrow Deposit from Buyer.

         3. Segregation and Investment of Escrow Funds.

            a. Escrow Agent shall hold all Escrow Funds in a segregated account titled: "The Huntington Trust Company, N.A. as Agent pursuant to an Escrow Agreement dated as of October 23, 1996, among it, Pegasus Communications Corporation, Chillicothe Telephone Company and Horizon Infotech, Inc.," and invest and distribute the Escrow Funds pursuant to the terms of this Agreement.

            b. Escrow Agent shall invest all Escrow Funds held by it from time to time hereunder in one or more of the investments described on Schedule 1 as directed by Seller. All income earned on and all proceeds of the Escrow Funds shall be added to the amount thereof and distributed in accordance with the terms hereof. Escrow Agent shall, upon request of any Party, made not more frequently than quarterly, promptly provide such Party with an accounting of the Escrow Funds and of all debits and credits thereto.

         4. Payment of Escrow Funds.

            a. Upon receipt by Escrow Agent of the joint written notice of Seller and Buyer, Escrow Agent shall disburse Escrow Funds in the amount(s) and to the Party(ies) specified in such notice.

            b. If Seller provides written notice ("Seller's Claim Notice") to Escrow Agent and Buyer that Seller is owed Liquidated Damages pursuant to the terms and conditions of the Asset Purchase Agreement, specifying in reasonable detail the contractual basis for any such claim, and Buyer does not give notice to Seller and Escrow Agent disputing such claim ("Buyer's Counter Notice") within 45 days following receipt by Escrow Agent and Buyer of Seller's Claim Notice, Escrow Agent shall disburse all of the Escrow Funds to Seller. If Buyer timely delivers Buyer's Counter Notice as provided herein, Escrow Agent shall disburse the Escrow Funds to Seller only in accordance with (i) joint written instructions of Buyer and Seller or (ii) a final and nonappealable judgment, decree or order of a court of competent jurisdiction or a final and nonappealable arbitration award, adjudicating the dispute with respect to Seller's Claim Notice.

            c. From time to time, Buyer may give notice ("Buyer's Claim Notice") to Seller and Escrow Agent specifying in reasonable detail the nature and dollar amount of any claim it may have under the Asset Purchase Agreement. If Seller does not give notice to Buyer and Escrow Agent disputing such claim ("Seller's Counter Notice") within 45 days following receipt by Escrow Agent and Seller of Buyer's notice regarding such claim, the dollar amount of damages set forth in Buyer's Claim Notice shall be deemed established for purposes of this Agreement and the Asset Purchase Agreement, and the Escrow Agent shall disburse Escrow Funds to Buyer in such amount. If Seller timely gives Seller's Counter Notice as provided herein, then Escrow Agent shall disburse Escrow Funds relating to Buyer's Claim Notice only in accordance with (i) joint written instructions of Buyer and Seller or (ii) a final and nonappealable judgment, decree or order of a court or a final and nonappealable arbitration award, adjudicating the dispute with respect to Buyer's Claim Notice.

         5. Termination of Escrow.

            a. Escrow Agent shall disburse all of the Escrow Funds to Buyer not earlier than 15 days or later than 20 days after receipt by Escrow Agent and Seller ("Termination Waiting Period") of a written certification from Buyer that the Asset Purchase Agreement has been terminated without Closing ("Buyer's Termination Notice"); provided, however, that Escrow Agent shall make no disbursement hereunder if Escrow Agent receives Seller's Claim Notice within the Termination Waiting Period, in which event Escrow Agent shall disburse the Escrow Funds only in accordance with (i) joint written instructions of Buyer and Seller or (ii) a final and nonappealable judgment, decree or order of a court of competent jurisdiction or a final and nonappealable arbitration award, adjudicating the dispute with respect to Buyer's Termination Notice and Seller's Claim Notice.

            b. On the second anniversary of the Closing, Escrow Agent shall disburse the remaining Escrow Funds to Seller, unless (i) any claims pursuant to Buyer's Claim Notices are then pending, in which case an amount equal to the aggregate dollar amount of such claims (as shown in Buyer's Claim Notices) shall be retained by Escrow Agent and the balance disbursed to Seller or (ii) Buyer has given notice to Seller and Escrow Agent specifying in reasonable detail the nature of any other claim it may have under the Asset Purchase Agreement with respect to which it is unable to specify the amount of damages, in which case the remaining Escrow Funds shall be retained by Escrow Agent until it receives (i) joint written instructions of the Buyer and Seller or (ii) a final and nonappealable judgment, decree or order of a court of competent jurisdiction or a final and nonappealable arbitration award, whereupon Escrow Agent shall disburse the Escrow Funds as provided therein.

         6. Resignation or Removal of Escrow Agent. Escrow Agent may resign at any time upon 30 days' prior written notice to the Parties and may be removed upon four days' prior written notice by all of the Parties to Escrow Agent. Prior to the effective date of the resignation or removal of Escrow Agent or any successor escrow agent, the Parties shall appoint a mutually agreeable successor escrow agent to hold the Escrow Funds, and any such successor escrow agent shall execute and deliver to the predecessor escrow agent and all other Parties an instrument accepting such appointment, upon which such successor agent shall, without further act, become vested with all of the rights, powers and duties of the predecessor escrow agent as if originally named herein. If no successor escrow agent is appointed prior to the effective date of the termination or resignation of the Escrow Agent, Escrow Agent may place all of the Escrow Funds at the disposal of a court and petition the court to act as the successor escrow agent or to appoint another entity to act as the successor escrow agent.

         7. Liability of Escrow Agent. The duties of Escrow Agent hereunder are entirely administrative and not discretionary. Escrow Agent is obligated to act only in accordance with instructions received by it as provided in this Agreement, is authorized hereby to comply with any orders, judgment or decrees of any court or arbitration panel and shall not incur any liability as a result of its compliance with such instructions, orders, judgments or decrees. Escrow Agent may assume the due execution, validity and effectiveness of, and the truth and accuracy of any information contained in, any instrument or other document presented to it which Escrow Agent shall in good faith believe to be genuine, and to have been signed or presented by the persons or parties purporting to sign or present the same.

            Escrow Agent shall have no liability under, or duty to inquire into, the terms and provisions of the Asset Purchase Agreement or any other agreement to which any of the Parties is a party. In the event that any of the terms and provisions of any other agreement conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement in respect of Escrow Agent's rights and duties shall govern and control in all respects.

            If Escrow Agent shall be uncertain as to its duties or rights hereunder, it shall be entitled to refrain from taking any action other than to keep safely all Escrow Funds until it shall be directed otherwise by the joint written instructions of the Parties or an order of a court of competent jurisdiction. Escrow Agent may consult with counsel of its choice and shall not be liable for any action taken, suffered, or omitted by it in accordance with the written advice of such counsel. Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to defend any legal proceedings which may be instituted against it in respect of the subject matter of this

Agreement unless requested to do so by another Party hereto and indemnified to its reasonable satisfaction against the costs and expenses of such proceedings.

            The Parties hereby waive any suit, claim, demand or cause of action of any kind which any such Party may have or assert against Escrow Agent arising out of or relating to the execution or performance by Escrow Agent of this Agreement, unless such suit, claim, demand or cause of action is based upon the willful misconduct, gross negligence, or bad faith of Escrow Agent or Escrow Agent's failure to perform an express obligation hereunder. Escrow Agent shall be indemnified and held harmless jointly and severally by the Parties against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by Escrow Agent in the performance of this Agreement except as a result of the willful misconduct, bad faith or gross negligence of Escrow Agent or Escrow Agent's failure to perform an express obligation hereunder. All such reimbursements and indemnifications shall be paid one-half by Buyer and one-half by Seller; provided, however, if reimbursements and indemnifications relate to a dispute between Seller and Buyer with regard to the payment of Escrow Funds hereunder and there is an adjudication of such dispute, reimbursements and indemnifications related thereto shall be paid in full by the Party which does not prevail in the dispute.

         8. Fees and Expenses of Escrow Agent. The Parties shall pay Escrow Agent the fee set forth in Schedule 2 as payment in full for the services to be rendered by Escrow Agent hereunder and agree to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in the performance of its duties hereunder. Any such compensation and reimbursement to which the Escrow Agent is entitled shall be borne one-half by Buyer and one-half by Seller; provided, however, if reimbursement relates to a dispute between Seller; on the one hand, and Buyer, on the other hand, with regard to the payment of Escrow Funds hereunder and there is an adjudication of such dispute, reimbursements and indemnifications related thereto shall be paid in full by the Party which does not prevail in the dispute.

         9. Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any Party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases.

                  (a)      If to Buyer:

                           Pegasus Communications Corporation
                           5 Radnor Corporate Center, Suite 454
                           100 Matsonford Road
                           Radnor, Pennsylvania  19087
                           Attention:  Marshall W. Pagon
                           (with a copy to Ted S. Lodge)
                           Telephone:  610-341-1801
                           Telecopier:  610-341-1835

                  (b)      If to Seller:

                           Horizon Infotech, Inc.
                           68 East Main Street
                           P.O. Box 480
                           Chillicothe, Ohio  45601-0480
                           Attention:  William A. McKell
                           Telephone:  614-772-8200
                           Telecopier:  614-774-3400

                  (c)      If to Escrow Agent:

                           The Huntington Trust Company, N.A.
                           41 South High Street, HC1112
                           Columbus, OH  43215
                           Attn:  Joanne M. Gonot
                           Telephone:  614-480-4395
                           Telecopier:  614-480-5223


         10. Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege.

         11. Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania.

         12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same agreement. Not all parties need execute the same counterpart.

         13. Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

         14. Funds Transfer Security Procedures. Each of the Parties acknowledges that the Escrow Agent will follow the security procedures set forth in this paragraph with respect to Escrow Funds transfers. Upon receipt of instructions to deliver Escrow Funds, the Escrow Agent will confirm the instructions set forth in such instructions with the person executing such instructions at the relevant telephone number listed in Section 9 hereof. Each of the Parties will restrict access to confidential information relating to such security procedures to authorized persons. In executing Escrow Funds transfers, the Escrow Agent will rely upon account numbers or other identifying numbers of a beneficiary, beneficiary's bank or intermediary bank rather than names. The Escrow Agent shall not be liable for any loss, liability or expense resulting from any error in an account number or other identifying number provided it has accurately transmitted the numbers provided.

         15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, and administrators. If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid and binding.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                           PEGASUS COMMUNICATIONS CORPORATION


                           By:      __________________________________________



                           CHILLICOTHE TELEPHONE COMPANY


                           By:      __________________________________________


                           HORIZON INFOTECH, INC.


                           By:      __________________________________________


                           THE HUNTINGTON TRUST COMPANY, N.A.


                           By:      __________________________________________

                                   EXHIBIT 3

                            NONCOMPETITION AGREEMENT


         This NONCOMPETITION AGREEMENT ("Agreement") is made as of the ____ day of November, 1996, by and among Pegasus Communications Corporation ("Purchaser"), a Delaware corporation, Horizon Telecom, Inc. ("Parent"), an Ohio corporation, Horizon Infotech, Inc. ("Horizon"), an Ohio corporation, and Chillicothe Telephone Company ("Chillicothe"), an Ohio corporation. Parent, Horizon and Chillicothe are collectively referred to herein as the "Selling Group." Purchaser and the Selling Group are collectively referred to herein as the "Parties."

                                    RECITALS:

         WHEREAS, the Parties have entered into that certain Asset Purchase Agreement dated as of October ___, 1996 ("Asset Purchase Agreement"); and

         WHEREAS, the Asset Purchase Agreement requires that the Selling Group execute and deliver this Agreement as a condition precedent to the obligations of Purchaser and the Selling Group under the Asset Purchase Agreement.

         NOW, THEREFORE, in consideration of the premises, mutual promises, covenants, agreements, representations and warranties contained herein and in the Asset Purchase Agreement, and intending to be legally bound hereby, the Parties agree as follows:

         1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Asset Purchase Agreement.

         2. Acknowledgements by the Selling Group. The Selling Group acknowledges that: (i) Purchaser has required that the Selling Group make the covenants set forth in Section 3 of this Agreement as a condition to Purchaser consummating the transactions contemplated by the Asset Purchase Agreement; (ii) the provisions of Section 3 of this Agreement are reasonable and necessary because of the unique nature of the Business; and (iii) Pegasus and its Affiliates would be irreparably damaged if the Selling Group were to breach the covenants set forth in Section 3 of this Agreement.

         3. Noncompetition. The Selling Group hereby agrees that neither the Selling Group nor any of its Affiliates will participate in, own, manage, operate or control, directly or indirectly, in the Service Areas (i) for a period of three years from the date hereof, any direct-to-home satellite (including direct broadcast satellite), instructional television fixed service, multipoint distribution service, multichannel multipoint distribution service or local multipoint distribution service businesses and (ii) until January 31, 1999, any multichannel wireless video businesses other than those described in
(i). The Selling Group agrees that this covenant is reasonable with respect to its duration, geographical area and scope. Nothing herein will prevent the Purchaser or any of its affiliates from retaining any company in the Selling Group as its agent for purposes of distributing DirecTV services.

         4. Remedies. If the Selling Group breaches the covenant set forth in
Section 3 of this Agreement, Purchaser shall be entitled to (i) damages from the Selling Group, and (ii) the right to injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 3 of this Agreement, it being agreed by the Parties that money damages alone would be inadequate to compensate Purchaser for such breach and that damages would be an inadequate remedy for such breach.

         5. General.

            (a) This Agreement shall be binding upon the Parties and shall inure to the benefit of their Affiliates and successors.

            (b) The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

            (c) This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles.

            (d) Whenever possible, each provision and term of this Agreement shall be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited by law or invalid, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 3 of this Agreement is held to be invalid or unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by law and shall be fully enforceable as so modified.

            (e) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

            (f) The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement shall be construed to be of such number as the circumstances require. Any covenant of the "Selling Group" shall be made jointly and severally by, and any reference herein to the "Selling Group" shall be deemed to refer jointly and severally to, Parent, Horizon and Chillicothe.

            (g) This Agreement and the Asset Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the Parties.

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

                               PEGASUS COMMUNICATIONS CORPORATION


                               By:      ____________________________________


                               HORIZON TELECOM, INC.


                               By:      ____________________________________


                               HORIZON INFOTECH, INC.


                               By:      ____________________________________


                               CHILLICOTHE TELEPHONE COMPANY


                               By:      ____________________________________